EXHIBIT 1
Securities Purchase Agreement, dated as of March 3, 2006, by and between AMCON Distributing Company and Draupnir Capital, LLC

AMCON DISTRIBUTING COMPANY
SECURITIES PURCHASE AGREEMENT
     This Securities Purchase Agreement (“Agreement”) as of the 3rd day of March, 2006 by and between AMCON DISTRIBUTING COMPANY, a Delaware corporation (the “Company” or “AMCON”) and Draupnir Capital, LLC, a Delaware limited liability company (the “Purchaser”).
     WHEREAS, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, certain Securities (as defined below) of the Company; and
     WHEREAS, the Company and Purchaser desire to set forth certain matters and procedures relating to the structure, governance, financing and management of the Company and its Subsidiaries.
     NOW, THEREFORE, the parties hereto AGREE as follows:
     SECTION 1. THE SECURITIES.
           Section 1.1. Subject to the terms and conditions set forth herein, the Company will issue and sell 80,000 shares of its Series C Convertible Preferred Stock with the terms set forth on the Certificate of Designations (“Certificate of Designations”) attached hereto as Exhibit A (the “Preferred Stock”).
           Section 1.2. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. The Preferred Stock and the shares of Company common stock issuable upon conversion of the Preferred Stock (the “Conversion Shares”) are sometimes referred to collectively herein as the “Securities.”
     SECTION 2. SALE AND PURCHASE OF PREFERRED STOCK.
     Subject to the terms and conditions of this Agreement, the Company will issue and sell to Purchaser and Purchaser will purchase from the Company concurrently with the execution of this Agreement the number of shares of Preferred Stock specified in Schedule A at a purchase price equal to the product of such number of shares times $25 per share.
     SECTION 3. CLOSING.
(a) Concurrently with the execution of this Agreement and delivery by Purchaser to the Company of immediately available funds in the amount of the purchase price therefor by wire transfer for the account of the Company previously furnished to Purchaser, the Company will deliver to Purchaser a certificate evidencing Purchaser’s ownership of the number of shares of Preferred Stock set forth opposite its name in Schedule A, dated the date hereof (collectively, referred to as the “Closing”).
     SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to Purchaser that:
           Section 4.1. Organization; Power and Authority. The Company and each of its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and their respective jurisdictions of organization. The Company and each of its Subsidiaries has the corporate power and authority to conduct their businesses as they are now conducted, and the Company has the corporate power and authority to execute and deliver this Agreement, and to perform the provisions hereof.
           Section 4.2. Authorization, Etc. This Agreement has been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The issuance and sale of shares of Preferred Stock and the Conversion Shares have been authorized by all requisite corporate action, and upon such issuance and sale shall constitute validly issued, fully paid, nonassessable shares of outstanding Preferred Stock or Common Stock, as the case may be, of the Company.
Section 4.3. Capitalization.
(a) The authorized equity securities of the Company consist of 15,000,000 shares of AMCON Common Stock, $0.01 par value per share (“Company Common Stock”), and 1,000,000 shares of preferred stock, $0.01 par value per share (“AMCON Preferred Stock”). As of the date hereof, (i) 527,062 shares of Company Common Stock were issued and outstanding, (ii) 100,000 shares of Company Series A Convertible Preferred Stock were issued and outstanding; (iii) 80,000 shares of Company Series B Convertible Preferred Stock were issued and outstanding; (iv) stock options to purchase an aggregate of 36,029 shares of Company Common Stock were issued and outstanding (the “Company Stock Options”) and (v) no shares of Company Common Stock were held in its treasury. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.
(b) As of the date hereof, except (i) as set forth in Schedule 4.3, or (ii) as set forth in this Section 4.3 there are no outstanding (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (z) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (x), (y) and (z) being referred to collectively as the “AMCON Securities”). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any AMCON Securities. Except as set forth on Schedule 4.3, there are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person other than in the ordinary course of business consistent with past practice. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party, or of which the Company is aware, relating to voting, registration or disposition of any shares of capital stock of the Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company.
Section 4.4. AMCON SEC Documents.
a) AMCON has made available to the Purchaser the AMCON SEC Documents. AMCON has timely filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since October 1, 2002 and no Subsidiary of AMCON is required to file any form, report, registration statement or prospectus or other document with the SEC; provided, however, that AMCON has not filed a Form 10-K or 10-Q since the 10-K for the fiscal year ended September 24, 2004 and the 10-Q for the quarter ended June 30, 2005
(b) As of its filing date, each AMCON SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be and the rules and regulations thereunder.
(c) No AMCON SEC Document contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No AMCON SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(d) Each of the consolidated balance sheet of AMCON included in or incorporated by reference into the AMCON SEC Documents (including the related notes and schedules) fairly presents the consolidated financial position of AMCON and its Subsidiaries as of its date (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably expected to be material in amount or effect), and each of the consolidated statements of income, retained earnings and cash flows of AMCON included in or incorporated by reference into AMCON SEC Documents (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of AMCON and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably expected to be material in amount or effect). The consolidated financial statements of AMCON and its Subsidiaries, including the notes thereto, included in or incorporated by reference into the AMCON SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto). Since October 1, 2002, there has been no material change in AMCON’s accounting methods or principles except as described in the notes to such AMCON financial statements.
           Section 4.5. Absence of Certain Changes and Events. Except as set forth on Schedule 4.5, since June 30, 2005, (a) AMCON has suffered no Material Adverse Effect and there is no condition, event, fact or circumstance that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) AMCON has conducted its business only in the ordinary course of business; and (c) AMCON has entered into no transactions that would be required to be disclosed by AMCON in its Form 10-K for the year ended September 30, 2005.
           Section 4.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, certificate of designation, lease, corporate charter or bylaws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.
           Section 4.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement.
           Section 4.8 Litigation; Observance of Agreements, Statutes and Orders.
(a) Except as set forth in Schedule 4.8, there are no actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. Purchaser represents and warrants to the Company that:
           Section 5.1. Authorization, Etc. This Agreement has been duly authorized by all necessary action, and this Agreement constitutes a legal, valid and binding obligation of the

Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
           Section 5.2. Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. The Purchaser has not been formed for the specific purpose of acquiring the Securities.
           Section 5.3. Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Securities with the Company’s management, the Company has responded to such questions to the full satisfaction of the Purchasers, and the Purchaser has had an opportunity to review the Company’s facilities.
           Section 5.4. Restricted Securities. The Purchaser understands that the Securities have not been, and, except with respect to Conversion Shares as provided in Section 6.3 hereof, will not be, registered under the Securities Act, and may not be offered or sold except by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale except as set forth in this Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.
           Section 5.5. Legends. The Purchaser understands that the Securities and any securities issued in respect of or exchange for the Securities, may bear one or all of the following legends:
(a) The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws. These shares have been acquired for investment and not with a view to distribution or resale, and may not be sold, pledged, hypothecated, donated or otherwise transferred, whether or not for consideration, without an effective registration statement under the Act, and any applicable state securities laws, or an opinion of counsel satisfactory to the Corporation that such registration is not required with respect to the proposed disposition thereof and that such disposition will not cause the loss of the exemption upon which the Corporation relied in selling such shares to the original purchaser.
(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Securities represented by the certificate so legended.
     Section 5.6. Accredited Investor. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
           Section 5.7 No General Solicitation. Neither the Purchaser, nor, if applicable, any of its officers, directors, employees, agents, stockholders or partners, has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Securities.
           Section 5.8 Residence. The office of the Purchaser in which its principal place of business is located at the address or addresses of the Purchaser set forth on Schedule A.
     SECTION 6. AGREEMENTS RESPECTING SECURITIES LAWS.
           Section 6.1. Limitations on Resale. Purchaser agrees that it will not sell, assign or transfer any of the Securities at any time in violation of the Securities Act and acknowledges that it is taking unregistered securities, it must continue to bear the economic risk of its investment for an indefinite period of time because of the fact that the Securities have not been registered under the Securities Act or any applicable state securities laws, and it realizes that the Securities cannot be sold unless subsequently registered under the Securities Act, and any applicable state securities laws, or an exemption from such registration is available. It recognizes that the Company is not assuming any obligation to register the Securities, except to the extent expressly set forth herein. Purchaser agrees that appropriate legends reflecting the status of the Securities under the Securities Act, and any applicable state securities laws, may be placed on the face of the certificates for such Securities at the time of their issuance to it and upon any transfer to any assignee.
           Section 6.2. Transfer of Restrictions. The Securities may not be transferred except to an Affiliate or in a transaction which is in compliance with the Securities Act and applicable state securities laws. Except as hereinafter provided with respect to registration of the Securities, it shall be a condition to any such transfer that the Company shall be furnished with an opinion of counsel to the holder of such securities, satisfactory to the Company, to the effect that the proposed transfer would be in compliance with the Securities Act and applicable state securities laws and that such transfer would not cause the loss of the exemption from such registration relied upon by the Company originally selling the securities to Purchaser.
           Section 6.3. Registration of Conversion Shares.
(a) The Company shall use its commercially reasonable efforts to prepare and file with the Securities and Exchange Commission (the “SEC”) as soon as practicable, but in no event later than 180 days following the Closing (the “Filing Date”), a registration statement (the “Registration Statement”) and such other documents as may be necessary in the opinion of counsel for the Company on such form of Registration Statement as is then available to effect a registration respecting the sale by the holders of the Conversion Shares. The Registration Statement filed hereunder, to the extent allowable under the Securities Act and the Rules promulgated thereunder (including Rule 416), shall state that such Registration Statement also covers such indeterminate number of additional shares of Company Common Stock as may become issuable upon conversion of the Preferred Stock to prevent dilution resulting from stock splits, stock dividends or similar transactions. The Registration Statement (and each amendment or supplement thereto) shall be provided to (and subject to the approval of, which shall not be unreasonably withheld) Purchaser prior to its filing or other submission. Purchaser and the other holders of Conversion Shares who are eligible to sell Conversion Shares under such Registration Statement, together with their affiliates, are hereafter referred to as “Offering Holders.” The Company will include in such Registration Statement (i) the information required under the Securities Act to be so included concerning the Offering Holders (and each Offering Holder hereby agrees to promptly provide any such information to the Company), including any changes in such information that may be provided by the Offering Holders in writing to the Company from time to time, and (ii) a section entitled “Plan of Distribution” that describes the various procedures that may be used by the Offering Holders in the sale of their Conversion Shares.
(b) The Company shall use its commercially reasonable efforts to have the Registration Statement to be declared effective as soon as reasonably practicable after such filing.
(c) Notwithstanding the foregoing provisions of this Section 6.3, the Company may voluntarily suspend the effectiveness of any such Registration Statement for a limited time, which in no event shall be longer than 60 days in any three-month period and no longer than 90 days in any twelve month period, if the Company has been advised in writing by counsel or underwriters to the Company that the offering pursuant to the Registration Statement would materially adversely affect, or would be improper in view of, or improper without disclosure in a prospectus of a proposed financing, reorganization, recapitalization, merger, consolidation, or similar transaction involving the Company or if a required post-effective amendment has not been declared effective by the SEC or any state securities law regulator. The Company shall notify all Offering Holders to such effect, and, upon receipt of such notice, each such Offering Holder shall immediately discontinue any sales pursuant to such Registration Statement until such Offering Holder has received copies of a supplemented or amended prospectus or until such Offering Holder is advised in writing by the Company that the then current prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus.

(d) If any event occurs that would cause any such Registration Statement to contain a material misstatement or omission or not to be effective and usable during the period that such Registration Statement is required to be effective and usable, the Company shall promptly notify the Offering Holders of such event and, if requested, the Offering Holders shall immediately cease making offers and return all prospectuses to the Company. The Company shall promptly file an amendment to the Registration Statement to correct such misstatement or omission and use its commercially reasonable efforts to cause such amendment to be declared effective as soon as practicable thereafter. The Company shall promptly provide the Offering Holders with revised prospectuses and, following receipt of the revised prospectuses, the Offering Holders shall be free to resume making offers.
(e) In connection with the registration of the Conversion Shares pursuant to the Registration Statement, the Company shall have the following obligations:
(i) The Company shall respond promptly to any and all comments made by the staff of the SEC to the Registration Statement, and shall submit to the SEC, before the close of business on the business day immediately following the business day on which the Company learns (either by telephone or in writing) that no review of the Registration Statement will be made by the SEC or that the staff of the SEC has no further comments on such Registration Statement, as the case may be, a request for acceleration of the effectiveness of the Registration Statement to a time and date as soon as practicable. Subject to Section 6.3(c), the Company shall keep the Registration Statement effective pursuant to Rule 415 at all times until the date on which all Conversion Shares covered by the Registration Statement have been sold (the “Registration Period”), which Registration Statement (including any amendments or supplements thereto and prospectuses contained therein and all documents incorporated by reference therein) (A) shall comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder and (B) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Registration Statement or incorporated by reference therein (x) shall comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC applicable with respect thereto, (y) shall be prepared in accordance with GAAP (except as may be otherwise indicated in such financial statements or the notes thereto or, in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed on summary statements) and (z) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end adjustments).
(ii) The Company shall (x) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective at all times during the Registration Period (subject to any suspensions of the effectiveness of the Registration Statement due to delays in post-effective amendments being declared effective by the SEC as provided in Section 6.3(c)), and (y) during the Registration Period, comply with the provisions of the Securities Act with respect to the disposition of all Securities covered by the Registration Statement until such time as all of such Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement.
(iii) Upon Purchaser’s request, the Company shall furnish to Purchaser (if Purchaser’s Securities are included in the Registration Statement) (x) promptly after the same is prepared and publicly distributed, filed with the SEC or received by the Company, as applicable, one copy of the Registration Statement and any amendment thereto, each preliminary prospectus and prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC (including, without limitation, any request to accelerate the effectiveness of the Registration Statement or amendment thereto), and each item of correspondence from the SEC or the staff of the SEC, in each case relating to the Registration Statement (other than any portion thereof that contains information for which the Company has sought confidential treatment), (y) on the date of effectiveness of the Registration Statement or any amendment thereto, a notice stating that the Registration Statement or amendment has been declared effective, and (z) such number of copies of a prospectus, including a preliminary prospectus, all amendments and supplements thereto as Purchaser may reasonably request.
(iv) The Company shall use its commercially reasonable efforts to (x) register and qualify the Conversion Shares covered by the Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as each Offering Holder reasonably requests, (y) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications and take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period (subject to Section 6.3(c)), and

(z) take all other actions reasonably necessary or advisable to qualify such Conversion Shares for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (A) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this clause (iv), (B) subject itself to general taxation in any such jurisdiction, (C) file a general consent to service of process in any such jurisdiction, (D) provide any undertakings that cause the Company undue expense or burden, or (E) make any change in its Certificate of Incorporation or Bylaws, which in each case the Board of Directors of the Company determines to be contrary to the best interests of the Company and its stockholders.
(v) As promptly as practicable after becoming aware of such event, the Company shall (x) notify Purchaser by telephone and facsimile of the happening of any event, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (y) promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to Purchaser as Purchaser may reasonably request.
(vi) The Company shall use its commercially reasonable efforts (i) to prevent the issuance of any stop order or other suspension of effectiveness of any Registration Statement and, if such an order is issued, to obtain the withdrawal of such order at the earliest practicable moment (including in each case by amending or supplementing the Registration Statement), and (ii) to notify Purchaser if Purchaser’s Conversion Shares are being sold under such Registration Statement (or, in the event of an underwritten offering, the managing underwriters) of the issuance of such order and the resolution thereof (and if the Registration Statement is supplemented or amended, deliver such number of copies of such supplement or amendment to Purchaser as Purchaser may reasonably request).
(vii) The Company shall hold in confidence and not make any disclosure of information concerning Purchaser that is provided to the Company unless (v) disclosure of such information is necessary to comply with federal or state securities laws, (w) the disclosure of such information is necessary to avoid or correct a misstatement or omission in the Registration Statement, (x) the release of such information is ordered pursuant to a subpoena or other order from a court or governmental body of competent jurisdiction, (y) such information has been made generally available to the public other than by disclosure in violation of this or any other agreement, or (z)

Purchaser consents to the form and content of any such disclosure. The Company shall, upon learning that disclosure of any information concerning Purchaser is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to Purchaser prior to making such disclosure, and cooperate with Purchaser, at Purchaser’s expense, in taking appropriate action to prevent disclosure of, or to obtain a protective order for, such information.
(viii) At Purchaser’s request, the Company shall prepare and file with the SEC at the Purchaser’s expense such amendments (including post-effective amendments) and supplements to the Registration Statement required to be filed hereunder and the prospectus used in connection with the Registration Statement as may be necessary in order to change the plan of distribution set forth in the Registration Statement.
(ix) The Company shall comply with all applicable laws related to the Registration Statement and offering and sale of securities and all applicable rules and regulations of Governmental Authorities in connection therewith (including, without limitation, the Securities Act and the Exchange Act and the rules and regulations thereunder promulgated by the SEC).
(f) Except as provided below in this Section 6.3, the expenses incurred by the Company in connection with action taken by the Company to comply with this Section 6, including, without limitation, all registration and filing fees, printing and delivery expenses, accounting fees, fees and disbursements of counsel to the Company, fees and disbursements of counsel to Purchaser, consultant and expert fees, premiums for liability insurance, if the Company chooses to obtain such insurance, obtained in connection with a registration statement filed to effect such compliance and all expenses, including counsel fees, of complying with any state securities laws, shall be paid by the Company. The Company shall not be obligated in any way in connection with any registration pursuant to this Section 6 for any selling commissions or discounts payable by Purchaser to any underwriter or broker of securities to be sold by Purchaser. Purchaser agrees to pay all expenses required to be borne by Purchaser.
(g) In the event of any registration of Conversion Shares pursuant to this Section 6.3, the Company will indemnify and hold harmless each Offering Holder, its officers, directors and each underwriter of such securities, and any person who controls such Offering Holder or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against (A) all claims, actions, losses, damages, liabilities and expenses, joint or several, to which any of such persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (B) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any other law (including, without limitation, any state securities law), rule or regulation relating to the offer or sale of the Offering Shares (the matters in the foregoing clauses (A) and (B), collectively, “Violations”) and will reimburse such Offering Holder, its officers, directors and each underwriter of such securities, and each such controlling person or entity for any legal and any other expenses reasonably incurred by such Offering Holder, such underwriter, or such controlling person or entity in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises directly out of or is based primarily upon an untrue statement or omission made in said registration statement, said preliminary prospectus or said prospectus, or said amendment of supplement in reliance upon and in conformity with written information furnished to the Company by such Offering Holder or such underwriter specifically for use in the preparation thereof; and provided, further however, that the Company will not be liable to such Offering Holder in any such case to the extent that any such loss, claim, damage or liability or action arises directly out of or is based primarily upon an untrue statement or omission made in any preliminary prospectus or final prospectus if (i) such Offering Holder failed to send or deliver a copy of the final prospectus or prospectus supplement with or prior to the delivery of written confirmation of the sale of the Offering Shares, and (ii) the final prospectus or prospectus supplement would have corrected such untrue statement or omission.
(h) At any time when a prospectus relating to the Offering is required to be delivered under the Securities Act, the Company will notify Purchaser of the happening of any event, upon the notification or awareness of such event by an executive officer of the Company, as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.
(i) In the event Purchaser is an Offering Holder, Purchaser agrees to indemnify and hold harmless the Company, its officers, directors and any person who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, claims, damages, liabilities, or actions, joint or several, to which the Company, its officers, directors, or such controlling person or entity may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities, or actions (i) arise out of or are based upon any untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent and only to the extent that any such loss, claim, damage, liability, or action arises out of or is based upon an untrue statement or omission made in said registration statement, said preliminary prospectus or said prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished to the Company by Purchaser or any affiliate (as defined in the Securities Act) of Purchaser specifically for use in the preparation thereof or (ii) result from Purchaser’s failure to deliver a copy of the final prospectus and any amendment or supplement thereto to each purchaser.
(j) Any party entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (which consent may not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel (selected by Purchaser) for Purchaser and for all other parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.
(k) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party shall make the maximum contribution with respect to any amounts for which it would otherwise be liable to the fullest extent permitted by law as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to the violation giving rise to the applicable claim; provided, however, that (a) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 6(g) or 6(i), as applicable, (b) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Conversion Shares who was not guilty of such fraudulent misrepresentation, and (c) contribution (together with any indemnification or other obligations under this Agreement) by any seller of the Securities shall be limited in amount to the amount of proceeds received by such seller from the sale of such Conversion Shares.
(l) With a view to making available to Purchaser the benefits of Rule 144 promulgated under the Securities Act, the Company agrees that it will use its commercially reasonable efforts to maintain registration of its Common Stock under Section 12 or 15 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and to file with the SEC in a timely manner all reports and other documents required to be filed by an issuer of securities registered under the Exchange Act so as to maintain the availability of Rule 144. Upon Purchaser’s request, the Company will deliver to Purchaser a written statement as to whether it has complied with the reporting requirements of Rule 144, and such other information in the possession of the Company as may be reasonably requested to permit Purchaser to sell Securities under Rule 144 without registration.

(m) The Company agrees to cooperate with Purchaser to facilitate the timely preparation and delivery of certificates representing Conversion Shares to be sold by Purchaser pursuant to the Registration Statement, which certificates shall be free, to the extent permitted by applicable law and this Agreement, of all restrictive legends, and to enable such Conversion Shares to be in such denominations and registered in such names as Purchaser may request at least two (2) Business Days prior to any sale of Conversion Shares. In connection therewith, the Company shall within three (3) Business Days after the effectiveness of the Registration Statement cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent, which authorize and direct the transfer agent to issue such Conversion Shares without legend upon sale by Purchaser of such Conversion Shares under the Registration Statement.
(n) Purchaser agrees that it will, and that it will cause its counsel and other advisors that are provided with such information to, hold in confidence any non-public information received as a result of the Company complying with its obligations under this Section 6.3 until such time as the non-public information is publicly disclosed.
(o) The Company agrees to list on the American Stock Exchange (or such other securities exchange or market on which the Common Stock may be traded) the Conversion Shares.
(p) The registration rights under this Section 6 shall automatically transfer to successor owners of Preferred Stock and Conversion Shares.
     SECTION 7. NOMINEE TO BOARD OF DIRECTORS
(a) If, assuming conversion of all shares of Preferred Stock, the Purchaser and its Affiliates beneficially own (determined in accordance with Rule 13d-3 under the Exchange Act) shares of Company Common Stock which represent five percent (5%) or more of the outstanding shares of Company Common Stock (“Ownership Amount”) as of the record date for the applicable meeting at which directors are to be elected, the Purchaser shall have the right to nominate for election one director to serve on the Company’s Board of directors. Such director shall be in addition to, and not in lieu of, Messrs. Allen D. Petersen and Christopher H. Atayan, who shall continue, with their consent, to be nominated to the Company’s Board of Directors, with the Company also taking the actions with respect to them described in Section 7(b) below to cause their election. Further, on March 21, 2006, the Company shall take such action to cause the additional director to be elected to the Company’s Board of Directors by the filling of a vacancy through an increase in the size of the Board or otherwise. The initial additional director shall be Jeremy W. Hobbs.

(b) For so long as Purchaser is entitled to nominate an additional director to serve on the Board of Directors of the Company under the provisions of Section 7(a), the Company shall, (i) in connection with any vote or meeting of stockholders of the Company at which directors are to be elected, nominate the nominee of the Purchaser and (ii) use its reasonable best efforts to cause his or her election to the Board of Directors of the Company by the holders of the Common Stock, including (A) nominating such nominee, (B) including the nominee in the Company’s proxy statement, (C) recommending a vote for such nominee, (D) casting votes pursuant to proxies given to the Company in favor of such nominee and (E) taking or causing to be taken, all other actions and doing, or causing to be done, all other things necessary (in the reasonable opinion of the Purchaser) to give effect to the provisions of Section 7(a) above, as applicable. All persons nominated to the Board of Directors of the Company by the Purchaser pursuant to Section 7(a) shall receive the same compensation and benefits (including equity-based compensation) that are provided to the other non-executive members of the Board of Directors of the Company. In addition, for so long as the provisions of Section 7(a) remain in effect, the Company shall maintain policies of directors and officers liability insurance, with financially sound and reputable insurers, having terms that are customary for companies similarly situated.
(c) The provisions of Section 7(a) relating to the right to elect the additional director are intended to operate in conjunction with the provisions contained in Section 2(d) and Section 7 of the Series C Preferred Certificate of Designation, such that, if the holder of Series C Preferred Shares is entitled to elect one or more directors pursuant to said Section 2(d) or Section 7 of the Series C Preferred Certificate of Designation, the Purchaser shall not be entitled to nominate the additional director pursuant to Section 7(a) during such period that the holder of Series C Preferred Shares is entitled to do so pursuant to the Certificate of Designation.
     SECTION 8. AMENDMENT AND WAIVER.
                     This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and Purchaser.
     SECTION 9. NOTICES.
           All notices and communications provided for hereunder shall be in writing and sent (a)by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(a) If to Purchaser, to Purchaser or it at the address specified for such communications in Schedule A, or at such other address as Purchaser shall have specified to the Company in writing,

(b) If to the Company, to the Company at 7405 Irvington Road, Omaha, Nebraska 68122 to the attention of Michael D. James, or at such other address as the Company shall have specified to Purchaser in writing. Notices under this Section 9 will be deemed given only when actually received.
     SECTION 10. CONFIDENTIAL INFORMATION.
           For the purposes of this Section 10, “Confidential Information” means information delivered to Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature; provided that such term does not include information that (a) was publicly known or otherwise known to Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by Purchaser or any Person acting on Purchaser’s behalf, or (c) otherwise becomes known to Purchaser other than through disclosure by the Company or any Subsidiary. Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by Purchaser in good faith to protect confidential information of third parties delivered to Purchaser; provided that Purchaser may deliver or disclose Confidential Information to (i) Purchaser’s directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of Purchaser’s investment in the Securities), (ii) Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 10, (iii) any other holder of any Securities, (iv) any Institutional Investor to which Purchaser’s sells or offer to sell such Securities or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 10), (v) any Person from which Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 10), (vi) any federal or state regulatory authority having jurisdiction over Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to Purchaser, (x) in response to any subpoena or other legal process, or (y) in connection with any litigation to which Purchaser is a party, to the extent Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Agreement or as a holder of Securities. On reasonable request by the Company in connection with the delivery to any holder of Securities of information required to be delivered to such holder under this Agreement or requested by such holder, such holder will enter into an agreement with the Company embodying the provisions of this Section 10.
     SECTION 11. OTHER AGREEMENTS
           Section 11.1. Use of Proceeds. The entire $2,000,000 of proceeds received by the Company from the sale of the Preferred Stock will be used solely to pay down the existing secured credit facilities of AMCON from LaSalle Bank National Association.

           Section 11.2. Listing on Securities Exchange. The Company shall file an additional listing application with the American Stock Exchange for the listing of the Conversion Shares as soon as reasonably practicable.
           Section 11.3. Execution of Loan Agreement. The Execution of this Agreement will be timed to coincide with or be subsequent to the execution of sixth amendment to Amended and Restated Loan and Security Agreement (the “Loan Agreement”) by and between, among others, the Company and LaSalle Bank National Association, as agent, which Loan Agreement shall contain terms satisfactory to Purchaser, including but not limit to, terms relating to availability of over advances to AMCON, provisions permitting the payment of dividends on the Preferred Stock, and other credit and liquidity issues. The Loan Agreement will not be further amended without the consent of Purchaser at any time during the period that Purchaser and its Affiliates beneficially own (determined in accordance with Rule 13d-3 under the Exchange Act) the Ownership Amount (the “Ownership Period”).
           Section 11.4. Corporate and Management Structure. The Company shall implement a holding company structure (the “Structure”) reasonably satisfactory to Purchaser pursuant to which the Company’s various businesses will be owned by the Company (unless sold) but separated for management, operations, certain financing and other purposes. The Structure shall be functional immediately upon Closing, with the legal form (including, without limitation, amendments to By-laws of the Company and its Subsidiaries reasonably satisfactory to Purchaser to implement the Structure and the other provisions of this Section 11.4) to follow as soon as practicable. Upon the Closing, the Company shall also create a holding company Office of the Chairman. Members of such Office will be William F. Wright as Chairman, Christopher H. Atayan as Vice Chairman and a Chief Financial Officer to be designated by Purchaser. Such members of the Office of the Chairman shall be officers of the Company. From and after the Closing until such time designated by Purchaser, the Office of the Chairman will be headquartered in Chicago with Purchaser providing office space for a nominal consideration. Kathleen M. Evans, Eric J. Hinkefent and the new Chief Executive Officer of Hawaiian Natural Water Co., Inc., a subsidiary of the Company (“Hawaiian Springs”) and their respective successors will report to the Office of the Chairman. Michael D. James will continue as Chief Accounting Officer and Chief SEC Compliance Officer of the Company and as Chief Financial Officer of the convenience store distribution business. Mr. James and his successor will report to the office of the Chairman. Purchaser will provide interim management support to Hawaiian Springs on a contract basis mutually agreed upon until the new Chief Executive Officer of Hawaiian Springs is elected. The Company shall use its reasonable best efforts (and cause its Subsidiaries to use their respective reasonable best efforts) to fully implement and comply with the foregoing provisions and rights of Purchaser; provided, however, that anything in this Section 11.4 to the contrary notwithstanding, nothing contained in this Section 11.4 shall: (i) limit the discretion of the Board of Directors of the Company to elect or remove officers (or their successors) of the Company, amend the By-laws of the Company or otherwise manage the business and affairs of the Company; or (ii) create any employee or other rights of officers or employees of the Company or its Subsidiaries or modify or affect any employee or severance agreement.
           Section 11.5. Payment of Counsel Fees. The Company agrees to reimburse the Purchaser at the Closing for all reasonable fees and out-of-pocket expenses of counsel to the Purchaser in connection with its representation of Purchaser in the purchase of the Preferred Stock.
     SECTION 12. MISCELLANEOUS.

           Section 12.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of Preferred Stock or Conversion Shares) whether so expressed or not.
           Section 12.2. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability and without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
           Section 12.3. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
           Section 12.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
           Section 12.5. Governing Law; Costs. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Delaware, excluding choice-of- law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State. In the event of a dispute under this Agreement, the substantially prevailing party shall be entitled to recover its costs and expenses, including attorneys’ fees and expenses, from the other party.
           Section 12.6. Amendments and Waivers. This Agreement may only be amended by an instrument in writing signed by the Company and Purchaser. Any failure of any party to comply with any obligation, covenant, agreement, condition or provision herein may be waived only by a written instrument signed by the party granting such waiver and such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, condition or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
[signature page to follow]

           IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

AMCON DISTRIBUTING COMPANY
By:	/s/ Kathleen M. Evans
Kathleen M. Evans
President

DRAUPNIR CAPITAL, LLC

By:	/s/ Jeremy W. Hobbs

Jeremy W. Hobbs
Chief Executive Officer

Exhibit A	Form of Certificate of Designations regarding Series C Preferred Stock

Schedule A	Description of number of shares of Securities purchased

Schedule B	Definitions of Capitalized Terms

Schedule 4.3	Outstanding Contractual Obligations

Schedule 4.5	Certain Changes and Events

EXHIBIT A (to Securities Purchase Agreement)
CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES C CONVERTIBLE PREFERRED STOCK
OF
AMCON DISTRIBUTING COMPANY
Pursuant to Sections 103(f) and 151 of the General Corporation Law
of the State of Delaware
     The undersigned, AMCON Distributing Company, a Delaware corporation (the “Corporation”), does hereby adopt the following Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock:
     AMCON Distributing Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation (the “Certificate of Incorporation”) and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the following resolution was duly approved and adopted by the Board of Directors of the Corporation:
     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article IV of the Certificate of Incorporation, there is hereby created and authorized out of the authorized but unissued shares of the capital stock of the Corporation, 80,000 shares of a series of preferred stock to be designated Series C Convertible Preferred Stock, par value $.01 per share (the “Series C Preferred Stock”), of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Certificate of Incorporation) as follows:
     Section 1. Certain Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated:
     “Authorization Trigger Date” shall have the meaning set forth in Section 5(m).
     “Change of Control of the Corporation” means any of the following: (A) the making of a tender or exchange offer by any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Person”) (other than the Corporation or its subsidiaries) for shares of Common Stock pursuant to which purchases are made of securities representing at least fifty percent (50%) of the total combined voting power of the then issued and outstanding Voting Stock of the Corporation; (B) the merger or consolidation of the Corporation with, or the sale or disposition of all or substantially all of the assets of the Corporation to, any Person other than (a) a merger or consolidation which would result in the Voting Stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving or parent entity) fifty percent (50%) or more of the total combined voting power of the Voting Stock of the Corporation or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or consolidation effected to implement a recapitalization of the

Corporation (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), of securities representing fifty percent (50%) or more of the total combined voting power of the Voting Stock of the Corporation outstanding immediately after such merger or consolidation; (C) if, at any time within a two-year period following the acquisition by any Person of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), in the aggregate, of securities of the Corporation representing forty percent (40%) or more of the total combined voting power of the then issued and outstanding Voting Stock of the Corporation, the persons who at the time of such acquisition constitute the Board of Directors cease for any reason whatsoever to constitute a majority of the Board of Directors; (D) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), in the aggregate, of securities of the Corporation representing fifty percent (50%) or more of the outstanding Voting Stock of the Corporation by any person or group of persons acting in concert; or (E) the approval by the shareholders of the Corporation of any plan or proposal for the complete liquidation or dissolution of the Corporation or for the sale of all or substantially all of the assets of the Corporation.
     “Common Stock” means shares of the common stock, par value $.01 per share, of the Corporation.
     “Conversion Date” shall have the meaning set forth in Section 5(b).
     “Conversion Price” at any time of determination, shall mean the conversion price determined pursuant to Section 5(c).
     “Conversion Shares” shall mean shares of Common Stock issuable upon conversion of the Series C Preferred Stock pursuant to Section 5.
     “Corporate Change” shall have the meaning set forth in Section 5(j).
     “Current Market Price” shall have the meaning set forth in Section 5(i).
     “Delivery Period” shall have the meaning set forth in Section 5(d).
     “Dividend Payment Date” shall have the meaning set forth in Section 2(a).
     “Dividend Period” shall have the meaning set forth in Section 2(a).
     “DTC” means the Depository Trust Company.
     “DTC Transfer” shall have the meaning set forth in Section 5(f).
     “Final Redemption Date” shall have the meaning set forth in Section 4(d).
     “Issue Date” shall mean the date the shares of Series C Preferred Stock in question are issued by the Corporation.
     “Junior Stock” means the Common Stock and any other class or series of securities of the Corporation (i) not entitled to receive any distributions unless all distributions required to have been paid or declared and set apart for payment on the Series C Preferred Stock shall have been so paid or declared and set apart for payment, (ii) not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Series C Preferred Stock shall have received the entire amount to which such shares are entitled upon such liquidation, dissolution or winding up, and (iii) not entitled to redemption until the Series C Preferred Stock shall have been redeemed in full.
     “Liquidation Preference” shall mean $25.00 per share of the Series C Preferred Stock.
     “Parity Stock” means, (i) shares of Series A Preferred Stock, (ii) shares of Series B Preferred Stock, (iii) any class or series of securities of the Corporation entitled to receive payment of dividends on a parity with the Series C Preferred Stock and (iv) any class or series of securities of the Corporation entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series C Preferred Stock.
     “Redemption Agent” shall have the meaning set forth in Section 4(c).
     “Redemption Amount” shall have the meaning set forth in Section 6(b).
     “Redemption Announcement” shall have the meaning set forth in Section 6(a).
     “Redemption Date” shall have the meaning set forth in Section 4(b).
     “Redemption Event” shall have the meaning set forth in Section 6(a).
     “Redemption Notice” shall have the meaning set forth in Section 6(a).
“Redemption Price” shall mean the per share price to be paid upon redemption of the

Series C Preferred Stock, which shall equal (a) for the period from	March 4, 2008 to March 3,
2009, 112% of the Liquidation Preference, (b) for the period from	March 4, 2009 to March 3,
2010, 111% of the Liquidation Preference, (c) for the period from	March 4, 2010 to March 3,
2011, 110% of the Liquidation Preference, (d) for the period from	March 4, 2011 to March 3,
2012, 109% of the Liquidation Preference, (e) for the period from	March 4, 2012 to March 3,
2013, 108% of the Liquidation Preference, (f) for the period from	March 4, 2013 to March 3,
2014, 107% of the Liquidation Preference, (g) for the period from	March 4, 2014 to March 3,
2015, 106% of the Liquidation Preference, (h) for the period from	March 4, 2015 to March 3,
2016, 105% of the Liquidation Preference, (i) for the period from	March 4, 2016 to March 3,
2017, 104% of the Liquidation Preference, (j) for the period from	March 4, 2017 to March 3,
2018, 103% of the Liquidation Preference, (k) for the period from	March 4, 2018 to March 3,
2019, 102% of the Liquidation Preference, (l) for the period from	March 4, 2019 to March 3,
2020, 101% of the Liquidation Preference, and (m) after March 4, 2020, the Liquidation Preference, plus in each case accrued and unpaid dividends to and including the Redemption Date.
     “Reserved Amount” shall have the meaning set forth in Section 5(m).
     “Senior Stock” means any (i) class or series of securities of the Corporation ranking senior to the Series C Preferred Stock in respect of the right to receive payment of distributions and (ii) any class or series of securities of the Corporation ranking senior to the Series C Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

     “Voluntary Conversion Notice” shall have the meaning set forth in Section 5(a).
     “Voting Stock of the Corporation” means shares of stock of the Corporation of any class that votes generally in the election of directors.
     “Wright Family” means William Wright (Chairman of the Board and Chief Executive Officer of the Corporation at the date of this Certificate of Designation), any lineal ascendant or descendant (including by way of adoption) of William Wright, any spouse of any of the foregoing persons, any trust established by any of the foregoing persons and any corporation, partnership, limited liability company or other entity that is controlled, directly or indirectly, by one or more of the foregoing persons or trusts.
     Section 2. Dividends.
     (a) Subject to the prior preferences and other rights of any Senior Stock, the holders of the Series C Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cash dividends in an amount equal to 6% per annum of the Liquidation Preference per share calculated on the basis of a 365-day year. Such dividends shall be payable only in cash, shall be cumulative from the Issue Date and shall be payable in arrears, when, as and if declared by the Board of Directors, on March 31, June 30, September 30 and December 31 of each year (each such date being herein referred to as a “Dividend Payment Date”), commencing on March 31, 2006 The period between consecutive Dividend Payment Dates shall hereinafter be referred to as a “Dividend Period.” For purposes hereof, the rights of holders of the Series C Preferred Stock to payment of such dividends shall rank pari passu with any other shares of Parity Stock then outstanding.
     (b) Dividends on any shares of Series C Preferred Stock shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) on and from the Issue Date. No interest shall be payable with respect to any dividends that are in arrears.
     (c) Each such dividend shall be paid to the holders of record of the Series C Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. As used above, the term “Record Date” for any Dividend Period means the date that is fifteen (15) days prior to the Dividend Payment Date for such Dividend Period, or such other record date designated by the Board of Directors of the Corporation with respect to the dividend payable on such respective Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid, together with any accrued but unpaid dividends thereon to and including the date of payment, at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors.
     (d) Whenever dividends payable on shares of Series C Preferred Stock shall not have been paid in full, in an aggregate amount equal to two full quarterly dividends on such shares of Series C Preferred Stock then outstanding, the number of directors then constituting the Board of Directors of the Corporation shall automatically be increased by one, and the holders of such shares of Series C Preferred Stock shall have, in addition to the right to elect one director pursuant to

Section 7, the exclusive and special right, voting separately as a class, to elect the director to fill such newly created directorship; provided, however, that in no event shall the holders of such shares of Series C Preferred Stock voting separately as a class as aforesaid have the right to elect more than one director pursuant to this Section 2(d). Whenever such right of the holders of such shares of Series C Preferred Stock shall have vested, such right may be exercised initially either at a special meeting of such shareholders, which special meeting shall be called by the Board of Directors of the Corporation, or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders. The right of the holders of such shares of Series C Preferred Stock, voting separately as a class to elect a member of the Board of Directors of the Corporation as aforesaid, shall continue until such time as all dividends accumulated on such shares of Series C Preferred Stock to the Dividend Payment Date next preceding the date of any such determination have been paid in full, or declared and set apart in trust for payment, at which time the special rights of the holders of such shares of Series C Preferred Stock to vote separately as a class for the election of a director shall terminate (subject to revesting in the event of each and every subsequent failure to make dividend payments in an aggregate amount equal to two full quarterly dividends as above provided), and the number of directors constituting the Board of Directors shall be automatically reduced.
     (e) So long as any shares of the Series C Preferred Stock are outstanding, the Corporation shall not, directly or indirectly, declare, pay or set apart for payment any dividends or other distributions on Junior Stock (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) or redeem or otherwise acquire any Junior Stock for any consideration (including any moneys to be paid to or made available for a sinking fund for the redemption of any shares of any such stock), except by conversion into or exchange for Junior Stock, unless in each case the full cumulative dividends on all outstanding shares of the Series C Preferred Stock and any other Parity Securities have been paid or set apart for payment for all past and current Dividend Periods with respect to the Series C Preferred Stock and all past and current dividend periods with respect to such Parity Securities.
     Section 3. Distributions Upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series C Preferred Stock shall be entitled to be paid the Liquidation Preference of all outstanding shares of the Series C Preferred Stock as of the date of such liquidation or dissolution or such other winding up, plus any accrued but unpaid dividends, if any, to such date, and no more. The Corporation shall make such payment in cash. If such payment shall have been made in full to the holders of the Series C Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series C Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series C Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.
     Section 4. Optional Redemption by the Corporation.
     (a) The Series C Preferred Stock shall not be redeemed in whole or in part on or prior to March 3, 2008, except as provided in Section 6 hereof. After March 3, 2008, the Corporation may, at its option, redeem in cash at any time, in whole or in part, the Series C Preferred Stock at the Redemption Price per share. If less than all the outstanding shares of Series C Preferred Stock are to be redeemed pursuant to this Section 4, the shares to be redeemed shall be determined by lot or in such other manner as the Board of Directors of the Corporation may prescribe and which it deems appropriate.
     (b) Notice of redemption of the Series C Preferred Stock shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the holders of record of the outstanding shares of Series C Preferred Stock at their respective addresses as they shall appear on the records of the Corporation, not less than 10 days nor more than 30 days prior to the date fixed for redemption (the “Redemption Date”) (i) notifying such holders of the election of the Corporation to redeem such shares and of the Redemption Date, (ii) stating the date on which the shares cease to be convertible (which date shall be the same date as the Redemption Date) and the Conversion Price, (iii) the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates evidencing such shares, be redeemed, and the Redemption Price therefor, and (iv) stating the name and address of any Redemption Agent selected by the Corporation in accordance with Section 4(c) below, and the name and address of the Corporation’s transfer agent for the Series C Preferred Stock. The Corporation may act as the transfer agent for the Series C Preferred Stock.
     (c) The Corporation may act as the redemption agent to redeem the Series C Preferred Stock. The Corporation may also appoint as its agent for such purpose its transfer agent for Common Stock or a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof, and having capital, surplus and undivided profits aggregating at least $100,000,000, and may appoint any one or more additional such agents which shall in each case be a bank or trust company in good standing organized under the laws of the United States of America or of any jurisdiction thereof, having an office or offices in The City of New York, New York, or such other place as shall have been designated by the Corporation, and having capital, surplus and undivided profits aggregating at least $100,000,000. The Corporation, its transfer agent for Common Stock or such bank or trust company is hereinafter referred to as the “Redemption Agent.” Following such appointment and prior to any redemption, the Corporation shall deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Corporation, to cause notice of redemption to be duly mailed as herein provided as soon as practicable after receipt of such irrevocable instructions and in accordance with the above provisions. All funds necessary for the redemption shall be deposited with the Redemption Agent in trust at least two business days prior to the Redemption Date, for the pro rata benefit of the holders of the shares of Series C Preferred Stock so called for redemption, so as to be and continue to be available therefor. Neither failure to mail any such notice to one or more such holders nor any defect in any notice shall affect the sufficiency of the proceedings for redemption as to other holders.

     (d) If notice of redemption shall have been given as provided above, and the Corporation shall not default in the payment of the Redemption Price, then each holder of shares called for redemption shall be entitled to all preferences, relative and other rights accorded by this Certificate of Designation until and including the Redemption Date. If the Corporation shall default in making payment or delivery as aforesaid on the Redemption Date, then each holder of the shares called for redemption shall be entitled to all preferences, relative and other rights accorded by this Certificate of Designation until and including the date (the “Final Redemption Date”) when the Corporation makes payment or delivery as aforesaid to the holders of the Series C Preferred Stock. From and after the Redemption Date or, if the Corporation shall default in making payment or delivery as aforesaid, the Final Redemption Date, the shares called for redemption shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefor, to receipt of amounts to be paid hereunder. The deposit of monies in trust with the Redemption Agent by the Corporation shall be irrevocable except that the Corporation shall be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series C Preferred Stock entitled thereto at the expiration of two years from the Redemption Date or the Final Redemption Date, as applicable, shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for such payment, without interest.
     (e) In the event that the Series C Preferred Stock and any Parity Stock are each the subject of redemption and the total amount of funds legally available for redemption is insufficient to redeem both the Series C Preferred Stock and such Parity Stock, then the Series C Preferred Stock and the shares of such Parity Stock shall be redeemed ratably based on the aggregate redemption amount payable with respect to the shares of Series C Preferred Stock and the shares of the Parity Stock then redeemable.
     Section 5. Conversion Rights. The Series C Preferred Stock shall be convertible into Common Stock as follows:
     (a) Conversion at Holder’s Option. The holder of any shares of the Series C Preferred Stock shall have the right at such holder’s option, at any time and from time to time following the Issue Date and without the payment of any additional consideration, to convert any or all of such shares of the Series C Preferred Stock into fully paid and nonassessable shares of Common Stock at the applicable Conversion Price (as provided in Section 5(c) below) in effect on the Conversion Date (as provided in Section 5(d) below) upon the terms hereinafter set forth. The holder of any shares of the Series C Preferred Stock may exercise the conversion right specified in this Section 5(a) by surrendering or causing to be surrendered to the Corporation or any transfer agent of the Corporation the certificate or certificates representing the shares of the Series C Preferred Stock to be converted, accompanied by written notice (the “Voluntary Conversion Notice”) specifying the number of such shares to be converted.
     (b) Status as Stockholder. As of the close of business on the date when delivery of a Voluntary Conversion Notice by a holder of Series C Preferred Stock is made to the Corporation (the “Conversion Date”) (i) the shares covered thereby shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a holder of such converted shares of Series C Preferred Stock shall cease and terminate, excepting only the right to receive such Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.
     (c) Number of Shares. In the event of a conversion pursuant to Section 5(a) above, each share of the Series C Preferred Stock so converted shall be converted into such number of shares of Common Stock as is determined by dividing (x) $25 by (y) the Conversion Price in effect on the Conversion Date. The initial Conversion Price shall be $13.62 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment in order to adjust the number of shares of Common Stock into which the Series C Preferred Stock is convertible, as hereinafter provided.
     (d) Mechanics of Conversion. The Corporation shall not be obligated to issue to any holder certificates representing the shares of Common Stock issuable upon conversion unless certificates representing the shares of Series C Preferred Stock, endorsed directly or through stock powers to the Corporation or in blank and accompanied when appropriate with evidence of the signatory’s authority, are delivered to the Corporation or any transfer agent of the Corporation. If the certificate representing shares of Common Stock issuable upon conversion of shares of the Series C Preferred Stock is to be issued in a name other than the name on the face of the certificate representing such shares of the Series C Preferred Stock, such certificate shall be accompanied by such evidence of the assignment and such evidence of the signatory’s authority with respect thereto as deemed appropriate by the Corporation or its transfer agent and such certificate shall be endorsed directly or through stock powers to the Corporation or in blank. Not less than five business days after the Conversion Date (the “Delivery Period”), the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled upon such conversion, and a check or cash with respect to any fractional interest in a share of Common Stock, as provided in Section 5(e). The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series C Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate representing the number of shares of the Series C Preferred Stock representing the unconverted portion of the certificate so surrendered. The Corporation shall pay on any Conversion Date the accrued and unpaid dividends to and including such date on all shares of Series C Preferred Stock to be so converted.
     (e) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of the Series C Preferred Stock. If more than one share of the Series C Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series C Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of the Series C Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price.
     (f) Delivery of Uncertificated Shares of Common Stock Upon Conversion. Notwithstanding the provisions of Section 5(d), if the Corporation’s transfer agent is participating in DTC’s Fast Automated Securities Transfer program, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon such conversion to the holder or the holder’s designee by crediting the account of the holder or the holder’s designee, or its respective nominee, with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver in accordance with Section 5(d) to the holder or the holder’s designee physical certificates representing the Common Stock issuable upon such conversion.
      (g) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Section 5(d) or (f), as applicable. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation and the holder shall submit the disputed calculations to an independent outside accountant. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with Section 5(d) or (f), as applicable.
     (h) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:
(i)	Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, or (iv) take similar action, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, reclassification or other similar action shall be proportionately adjusted so that the holder of any shares of Series C Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive had such shares of Series C Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

(ii)	Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock or (ii) of evidences of indebtedness of the Corporation or any subsidiary or (iii) of assets (other than cash dividends), or (iv) of rights or warrants, in each case the Conversion Price in effect immediately prior thereto shall be adjusted to a price determined by multiplying the then current Conversion Price by a fraction, of which (1) the numerator shall be an amount equal to the difference resulting from (A) the Current Market Price as of such record date less (B) the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of said shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to be so distributed, and (2) the denominator shall be the Current Market Price as of such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed.

(iii)	Rounding of Calculations; Minimum Adjustment. All calculations under this Section 5(h) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 5 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01; but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 of more.
     (i) Current Market Price. The “Current Market Price” at any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for 30 consecutive trading days ending three trading days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 30 trading day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by Nasdaq, if the Common Stock is quoted on Nasdaq National Market, Nasdaq Small Cap or any comparable system, or, if the Common Stock is not traded on Nasdaq or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value per share of Common Stock as determined in good faith by the Board of Directors of the Corporation, irrespective of any accounting treatment.
     (j) Corporate Change. If there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than an event covered by Section 5(h) above or a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity), or (iii) any share exchange or other transaction pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of the events referred to in clauses (i), (ii) and (iii) above being a “Corporate Change”), then the holders of Series C Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Corporate Change not taken place, and in any such case, appropriate provisions (as determined by the Board of Directors in good faith) shall be made with respect to the rights and interests of the holders of the Series C Preferred Stock to the end that the economic value of the shares of Series C Preferred Stock is not diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity’s common stock that existed between the Conversion Price and the value of the Corporation’s Common Stock immediately prior to such Corporate Change) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof.
     (k) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of the Series C Preferred Stock; provided that the Corporation shall not be required to pay any such taxes or any federal or state income taxes or other taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of the Series C Preferred Stock in respect of which such shares are being issued.
     (l) No Impairment. The Corporation (i) will not permit the par value of any shares of stock at the time receivable upon the conversion of the Series C Preferred Stock to exceed the Conversion Price then in effect, (ii) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock on the conversion of the Series C Preferred Stock and (iii) will not issue any Common Stock or convertible securities or take any action which results in an adjustment of the Conversion Price if the total number of shares of Common Stock issuable after such issuance or action upon the conversion or redemption of, or payment of all outstanding dividends on, all of the then outstanding shares of Series C Preferred Stock will exceed the total number of shares of Common Stock then authorized by the Corporation’s Certificate of Incorporation and available for the purposes of issuance upon such conversion or redemption or payment of such dividend.
     (m) Reservation of Shares. The Corporation will at all times reserve and keep available, out of its authorized and unissued Common Stock or any other securities issuable upon conversion pursuant to Section 5(j) above solely for the purposes of issuance upon conversion of Series C Preferred Stock as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of shares of Series C Preferred Stock, such number of shares of Common Stock or such other securities that shall be so issuable upon the conversion of all outstanding shares of Series C Preferred Stock (the “Reserved Amount”). All shares of Common Stock and other securities that shall be so issuable upon conversion of the Series C Preferred Stock shall, upon issuance, be duly and validly issued and fully paid and nonassessable. If the Reserved Amount for any ten consecutive trading days (the last of such ten trading days being the “Authorization Trigger Date”) shall be less than one hundred percent (100%) of the number of shares of Common Stock issuable upon full conversion of the then outstanding shares of Series C Preferred Stock, the Corporation shall immediately notify the holders of Series C Preferred Stock of such occurrence and shall immediately commence action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock and other securities) to increase the Reserved Amount to one hundred percent (100%) of the number of shares of Common Stock and other securities then issuable upon full conversion of all of the outstanding

Series C Preferred Stock at the then current Conversion Price. Each holder of Series C Preferred Stock, by their acceptance thereof, agrees to vote in favor of any action necessary to increase the number of authorized shares of Common Stock and other securities. In the event the Corporation fails to so increase the Reserved Amount within 120 days after an Authorization Trigger Date, each holder of Series C Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time, by delivery of a Redemption Notice to the Corporation, to require the Corporation to redeem for cash, at an amount per share equal to the Redemption Price, a number of the holder’s shares of Series C Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder’s Reserved Amount is at least equal to one hundred percent (100%) of the total number of shares of Common Stock and other securities issuable upon conversion of such holder’s shares of Series C Preferred Stock.
     (n) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of Common Stock or any other securities issuable upon conversion pursuant to Section 5(j) above for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right or warrant to subscribe for, purchase or otherwise acquire any shares of stock or any class of any other securities or property, or to receive any other right (including, without limitation, making a dividend or other distribution of any rights under a stockholder rights plan (sometimes known as a “poison pill” plan), whether now existing or hereafter created), the Corporation shall mail to each holder of Series C Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, right or warrant, and the amount and character of such dividend, distribution, right or warrant.
     Section 6. Redemption Due to Certain Events.
     (a) Redemption by Holder. In the event (each of the events described in clauses (i), (ii), (iii) and (iv) below after expiration of the applicable cure period, if any, being a “Redemption Event”):
(i)	A Change of Control of the Corporation shall have occurred;

(ii)	The Wright Family ceases to beneficially own (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934) twenty percent (20%) or more of the outstanding Voting Stock of the Corporation, computed on a fully diluted basis based on the then generally accepted accounting principles except that options to purchase Voting Stock shall be excluded from such computation;

(iii)	the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed; or

(iv)	bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation and, if instituted against the Corporation by a third party, shall not be dismissed within 120 days of their initiation;

then, upon the occurrence of any such Redemption Event, each holder of shares of Series C Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a written notice to such effect (a “Redemption Notice”) to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series C Preferred Stock held by such holder for an amount per share equal to the Redemption Amount in effect at the time of the redemption hereunder. Upon the Corporation’s receipt of any Redemption Notice hereunder (other than during the three trading day period following the Corporation’s delivery of a Redemption Announcement to all of the holders in response to the Corporation’s initial receipt of a Redemption Notice from a holder of Series C Preferred Stock), the Corporation shall within two business days following such receipt deliver a written notice (a “Redemption Announcement”) to all holders of Series C Preferred Stock stating the date upon which the Corporation received such Redemption Notice and the amount of Series C Preferred Stock covered thereby. The Corporation shall not redeem any shares of Series C Preferred Stock during the three trading day period following the delivery of a required Redemption Announcement hereunder. At any time and from time to time during such three trading day period, each holder of Series C Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series C Preferred Stock covered by Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.
     (b) The “Redemption Amount” with respect to a share of Series C Preferred Stock means an amount equal to the Liquidation Preference (including accrued and unpaid dividends to and including the date the Corporation makes payment of the Redemption Amount).
     (c) In the event that the Series C Preferred Stock and any Parity Stock are each the subject of redemption and the total amount of funds legally available for redemption is insufficient to redeem both the Series C Preferred Stock and such Parity Stock, then the Series C Preferred Stock and the shares of such Parity Stock shall be redeemed ratably based on the aggregate redemption amount payable with respect to the shares of Series C Preferred Stock and the shares of the Parity Stock then redeemable.
     (d) In the event the Corporation is not able to redeem all of the shares of Series C Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series C Preferred Stock from each holder pro rata, based on the total number of shares of Series C Preferred Stock outstanding at the time of redemption included by such holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series C Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.
     Section 7. Voting Right to Elect a Director. From and after March 21, 2006, the holders of the Series C Preferred Stock, voting or consenting, as the case may be, separately as a single class to the exclusion of all other classes and series of the Corporation’s capital stock and with each share of Series C Preferred Stock entitled to one vote, shall be entitled to elect one director to the Corporation’s Board of Directors (“Series C Director”). Jeremy W. Hobbs is hereby designated as the Series C Director elected by the holders of the Series C Preferred and he shall continue to serve in that capacity until such time as he resigns, is removed from office, dies or becomes disabled. The Series C Director may be removed at any time by vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock. If the holders of the Series C Preferred Stock for any reason fail to elect a person to fill the directorship to which they are otherwise entitled under this Section 7, such directorship shall remain vacant until such time as the holders of the Series C Preferred Stock elect a director to fill such directorship and such directorship shall not be filled by resolution or vote of the Corporation’s Board of Directors or the Corporation’s other stockholders. Any vacancy occurring because of the death, disability, resignation or removal of the Series C Director shall be filled by the vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock.
     Section 8. Rights Relating to Corporate and Management Structure. The Corporation shall implement a holding company structure (the “Structure”) reasonably satisfactory to the holders of a majority of the Series C Preferred Stock pursuant to which the Corporation’s various businesses will be owned by the Corporation (unless sold) but separated for management, operations, certain financing and other purposes. The Structure shall be functional immediately upon the Issue Date, with the legal form (including, without limitation, amendments to By-laws of the Corporation and its subsidiaries reasonably satisfactory to such holders to implement the Structure and the other provisions of this Section 8) to follow as soon as practicable. Upon the Issue Date the Corporation shall also create a holding company Office of the Chairman. Members of such Office will be William F. Wright as Chairman, Christopher H. Atayan as Vice Chairman and a Chief Financial Officer to be designated by the holders of a majority of the Series C Preferred Stock. Such members of the Office of the Chairman will be officers of the Corporation. Kathleen M. Evans, Eric J. Hinkefent and the new Chief Executive Officer of Hawaiian Natural Water Co., Inc., a subsidiary of the Corporation (“Hawaiian Springs”) and their respective successors will report to the Office of the Chairman. Michael D. James will continue as Chief Accounting Officer and Chief SEC Compliance Officer of the Corporation and as Chief Financial Officer of the convenience store distribution business. Mr. James and his successor will report to the office of the Chairman. The Corporation shall use its reasonable best efforts (and cause its subsidiaries to use their respective reasonable best efforts) to fully implement and comply with the foregoing provisions and rights of the holders of a majority of the Series C Preferred Stock; provided, however, that anything in this Section 8 to the contrary notwithstanding, nothing contained in this Section 8 shall: (i) limit the discretion of the Board of Directors of the Corporation to elect or remove officers (or their successors) of the Corporation, amend the By-laws of the Corporation or otherwise manage the business and affairs of the Corporation; or (ii) create any employee or other rights of officers or employees of the Corporation or its subsidiaries or modify or affect any employee or severance agreement.
     Section 9. Other Voting Rights. The holders of Series C Preferred Stock shall not be entitled to any voting rights except as provided in Section 2(d) or Section 7, above, and as required by law.
     Section 10. No Preemptive Rights. The holders of Series C Preferred Stock shall, as such, have no preemptive right to purchase or otherwise acquire shares of any class of stock or other securities of the Corporation, now or hereafter authorized.
     Section 11. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     Section 12. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any certificates representing shares of Series C Preferred

Stock, and (ii) (y) in the case of loss, theft or destruction, an indemnity, bond and/or other security reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new certificates representing shares of Series C Preferred Stock of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated certificate(s) if the holder contemporaneously requests the Corporation to convert such Series C Preferred Stock.
     Section 13. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series C Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series C Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
     Section 14. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the holders thereof) upon the written consent of the holders of a majority of the Series C Preferred Stock, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series C Preferred Stock shall be required.
     Section 15. Severability of Provisions. If any right, preference or limitation of the Series C Preferred Stock set forth in this Certificate of Designation (as such may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect.
     Section 16. Status of Reacquired Shares. Shares of Series C Preferred Stock which have been issued and reacquired in any manner (including by conversion) shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to Series C Preferred Stock and may be redesignated and reissued.

     IN WITNESS WHEREOF, this Certificate of Designations has been duly executed by the undersigned this ___ day of March, 2006.

AMCON DISTRIBUTING COMPANY
By:
Name:	Michael D. James
Title:	Vice President and Chief Financial Officer

SCHEDULE A (to Securities Purchase Agreement)
DESCRIPTION OF NUMBER OF SHARES OF SECURITIES PURCHASED
Number of Shares of
Series C Preferred Stock
to be Purchased

DRAUPNIR CAPITAL, LLC
515 North State Street
Suite 2650
Chicago, Illinois 60610
Attn: Jeremy W. Hobbs
Chief Executive Officer	Number of Shares: 80,000

SCHEDULE B (to Securities Purchase Agreement)
DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 5% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 5% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“AMCON SEC Documents” means all documents required to be filed with the SEC by AMCON, including without limitation, (i) AMCON’s annual report on Form 10-K for its fiscal year ended September 30, 2004, as amended (the “AMCON 10-K”), (ii) AMCON’s quarterly reports on Form 10-Q for its fiscal quarters ended December 31, 2004, as amended, March 31, 2005 and June 30, 2005 and (iii) all other reports, filings, registration statements and other documents filed by it with the SEC since September 30, 2004.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City, New York or Omaha, Nebraska are required or authorized to be closed.
“Certificate of Designations” is defined in Section 1.
“Closing” is defined in Section 3.
“Company” means AMCON Distributing Company, a Delaware corporation.
“Confidential Information” is defined in Section 9.
“Conversion Shares “ means the shares of Common Stock, par value $.01 per share, of the Company issuable upon conversion of the Preferred Stock.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” means generally accepted accounting principles as practiced in the United States.
“Governmental Authority” means:
     (a) the government of

          (i) the United States of America or any State or other political subdivision thereof, or
          (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
     (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
     (a) to purchase such Indebtedness or obligation or any property constituting security therefor;
     (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;
     (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or
     (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.
In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Hawaiian Springs” is defined in Section 11.
“Indebtedness” with respect to any Person means, at any time, without duplication,
     (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock;
     (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
     (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

     (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
     (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and
     (f) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
“Knowledge”—an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually or should have been aware of that fact or matter. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as an officer of that Person has, or at any time had, Knowledge of that fact or other matter.
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement, or (c) the validity or enforceability of this Agreement.
“Ownership Amount” is defined in Section 7.
“Ownership Period” is defined in Section 11.3.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.
“Preferred Stock” is defined in Section 1.
“Property” or “Properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“SEC” means the Securities and Exchange Commission.
“Securities” is defined in Section 1.2.
“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Structure” is defined in Section 11.4.
“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Voting Stock” means securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

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